UNUM Corporation and Subsidiaries
Form 10-Q
March 31, 1997

EXHIBIT 12

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                           Three Months Ended
                                                                March 31,
                                                            ---------------

(Unaudited - Dollars in millions)                            1997      1996
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Earnings:
 Income from continuing operations before income taxes     $ 171.7   $ 102.7
 Add:  Fixed charges                                          12.7      13.3

Earnings as adjusted                                       $ 184.4   $ 116.0
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Fixed charges:
   Interest expense                                        $  10.2   $  10.3
   Interest portion of rent expense                            2.5       3.0

Total fixed charges                                        $  12.7   $  13.3
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Ratio of earnings to fixed charges                            14.5       8.7
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For purposes of computing the ratio of earnings to fixed charges, earnings as adjusted consist of income from continuing operations before income taxes and fixed charges. Fixed charges consist of interest expense and the estimated interest portion of rent expense.